Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190134) pertaining to the Conatus Pharmaceuticals Inc. 2013 Incentive Award Plan, the Conatus Pharmaceuticals Inc. 2006 Equity Incentive Award Plan and the Conatus Pharmaceuticals Inc. 2013 Employee Stock Purchase Plan of our report dated March 28, 2014, with respect to the consolidated financial statements of Conatus Pharmaceuticals Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2014